Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Accelrys, Inc.’s registration of 800,000 shares of its common stock on or about August 7, 2009, of our reports dated May 26, 2009, with respect to the consolidated financial statements and schedule of Accelrys, Inc. and the effectiveness of internal control over financial reporting of Accelrys, Inc., included in its Annual Report on Form 10-K for the year ended March 31, 2009.

/s/ ERNST & YOUNG LLP

San Diego, California

August 6, 2009